Exhibit 99.1

SUMMIT MATERIALS, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	October 1,	January 1,
	2022	2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$437,299	$380,961
Accounts receivable, net	363,956	287,226
Costs and estimated earnings in excess of billings	33,568	7,600
Inventories	202,783	180,760
Other current assets	20,132	11,827
Current assets held for sale	1,205	1,236
Total current assets	1,058,943	869,610
Property, plant and equipment, less accumulated depreciation, depletion and amortization (October 1, 2022 - $1,241,028 and January 1, 2022 - $1,266,513)	1,768,394	1,842,908
Goodwill	1,132,764	1,164,750
Intangible assets, less accumulated amortization (October 1, 2022 - $14,642 and January 1, 2022 - $15,269)	67,253	69,396
Operating lease right-of-use assets	31,057	30,150
Other assets	42,078	58,745
Total assets	$4,100,489	$4,035,559
Liabilities and Members' Interest
Current liabilities:
Current portion of debt	$6,354	$6,354
Current portion of acquisition-related liabilities	12,215	13,110
Accounts payable	166,592	128,843
Accrued expenses	124,643	148,136
Current operating lease liabilities	6,481	6,497
Billings in excess of costs and estimated earnings	7,143	7,401
Total current liabilities	323,428	310,341
Long-term debt	1,492,429	1,591,019
Acquisition-related liabilities	23,953	33,369
Noncurrent operating lease liabilities	29,945	28,880
Other noncurrent liabilities	179,508	187,006
Total liabilities	2,049,263	2,150,615
Commitments and contingencies (see note 11)
Members' equity	1,387,207	1,507,859
Accumulated earnings	694,158	393,111
Accumulated other comprehensive loss	(30,139)	(16,026)
Total members' interest	2,051,226	1,884,944
Total liabilities and members' interest	$4,100,489	$4,035,559

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue:
Product	$587,138	$561,938	$1,485,746	$1,443,972
Service	98,871	100,321	224,676	235,298
Net revenue	686,009	662,259	1,710,422	1,679,270
Delivery and subcontract revenue	66,738	54,981	149,826	133,731
Total revenue	752,747	717,240	1,860,248	1,813,001
Cost of revenue (excluding items shown separately below):
Product	392,187	356,214	1,042,888	980,045
Service	76,011	75,741	179,807	187,570
Net cost of revenue	468,198	431,955	1,222,695	1,167,615
Delivery and subcontract cost	66,738	54,981	149,826	133,731
Total cost of revenue	534,936	486,936	1,372,521	1,301,346
General and administrative expenses	39,959	47,364	139,534	146,454
Depreciation, depletion, amortization and accretion	52,133	59,082	150,483	173,651
Gain on sale of property, plant and equipment	(1,343)	(1,159)	(6,293)	(4,331)
Operating income	127,062	125,017	204,003	195,881
Interest expense	21,980	24,134	62,728	72,474
Loss on debt financings	—	6,016	—	6,016
(Gain) loss on sale of businesses	(4,115)	113	(174,373)	(15,319)
Other income, net	(3,283)	(1,137)	(4,956)	(10,721)
Income from operations before taxes	112,480	95,891	320,604	143,431
Income tax expense	7,147	7,016	19,557	12,531
Net income attributable to Summit LLC	$105,333	$88,875	$301,047	$130,900

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Comprehensive Income
(In thousands)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$105,333	$88,875	$301,047	$130,900
Other comprehensive income (loss):
Foreign currency translation adjustment	(10,247)	(4,076)	(14,113)	682
Comprehensive income attributable to Summit LLC	$95,086	$84,799	$286,934	$131,582

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Nine months ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities:
Net income	$301,047	$130,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	160,162	177,779
Share-based compensation expense	15,058	14,875
Net gain on asset and business disposals	(180,240)	(19,295)
Non-cash loss on debt financings	—	2,116
Change in deferred tax asset, net	3,842	8,058
Other	(396)	(586)
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(96,724)	(78,108)
Inventories	(53,762)	(12,002)
Costs and estimated earnings in excess of billings	(32,042)	(26,969)
Other current assets	(6,961)	(2,556)
Other assets	3,432	6,459
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	43,899	33,756
Accrued expenses	(21,780)	(15,598)
Billings in excess of costs and estimated earnings	646	(2,907)
Other liabilities	(4,601)	(8,549)
Net cash provided by operating activities	131,580	207,373
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,933)	(7,263)
Purchases of property, plant and equipment	(189,008)	(170,070)
Proceeds from the sale of property, plant and equipment	8,298	8,827
Proceeds from sale of businesses	373,790	103,649
Other	(2,214)	(459)
Net cash provided by (used in) investing activities	188,933	(65,316)
Cash flows from financing activities:
Capital (distributions to) contributions by member	(100,781)	32,416
Payments on debt	(113,769)	(323,802)
Payments on acquisition-related liabilities	(12,964)	(7,255)
Distributions	(34,155)	(2,500)
Other	(774)	(951)
Net cash used in financing activities	(262,443)	(302,092)
Impact of foreign currency on cash	(1,732)	(63)
Net increase (decrease) in cash	56,338	(160,098)
Cash and cash equivalents – beginning of period	380,961	418,181
Cash and cash equivalents – end of period	$437,299	$258,083

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Changes in Members' Interest
(In thousands)

	Total Members' Interest
			Accumulated
			other	Total
	Members'	Accumulated	comprehensive	members'
	equity	earnings	loss	interest
Balance — January 1, 2022	$1,507,859	$393,111	$(16,026)	$1,884,944
Net contributed capital	(47,482)	—	—	(47,482)
Net loss	—	(46,387)	—	(46,387)
Other comprehensive loss	—	—	1,744	1,744
Share-based compensation	5,422	—	—	5,422
Shares redeemed to settle taxes and other	(1,180)	—	—	(1,180)
Balance — April 2, 2022	$1,464,619	$346,724	$(14,282)	$1,797,061
Net contributed capital	96	—	—	96
Net income	—	242,101	—	242,101
Other comprehensive income	—	—	(5,610)	(5,610)
Distributions	(25)	—	—	(25)
Share-based compensation	4,734	—	—	4,734
Shares redeemed to settle taxes and other	991	—	—	991
Balance — July 2, 2022	$1,470,415	$588,825	$(19,892)	$2,039,348
Net contributed capital	(53,395)	—	—	(53,395)
Net income	—	105,333	—	105,333
Other comprehensive loss	—	—	(10,247)	(10,247)
Distributions	(34,130)	—	—	(34,130)
Share-based compensation	4,902	—	—	4,902
Shares redeemed to settle taxes and other	(585)	—	—	(585)
Balance — October 1, 2022	$1,387,207	$694,158	$(30,139)	$2,051,226

Balance — January 2, 2021	$1,459,211	$222,140	$(18,583)	$1,662,768
Net contributed capital	15,920	—	—	15,920
Net loss	—	(27,790)	—	(27,790)
Other comprehensive loss	—	—	2,126	2,126
Distributions	(2,500)	—	—	(2,500)
Share-based compensation	5,363	—	—	5,363
Shares redeemed to settle taxes and other	(416)	—	—	(416)
Balance — April 3, 2021	$1,477,578	$194,350	$(16,457)	$1,655,471
Net contributed capital	15,846	—	—	15,846
Net income	—	69,815	—	69,815
Other comprehensive income	—	—	2,632	2,632
Share-based compensation	4,827	—	—	4,827
Shares redeemed to settle taxes and other	—	—	—	—
Balance — July 3, 2021	$1,498,251	$264,165	$(13,825)	$1,748,591
Net contributed capital	650	—	—	650
Net income	—	88,875	—	88,875
Other comprehensive loss	—	—	(4,076)	(4,076)
Share-based compensation	4,685	—	—	4,685
Shares redeemed to settle taxes and other	(535)	—	—	(535)
Balance — October 2, 2021	$1,503,051	$353,040	$(17,901)	$1,838,190

See notes to unaudited consolidated financial statements

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in tables in thousands)

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, LLC (“Summit LLC” and, together with its subsidiaries, “Summit,” “we,” “us,” “our” or the “Company”) is a vertically-integrated construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mix concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mix concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company’s three operating and reporting segments are the West, East and Cement segments.

Substantially all of the Company’s construction materials, products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions, weather conditions and to cyclical changes in construction spending, among other factors.

Summit LLC is a wholly owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”), whose primary owner is Summit Materials, Inc. (“Summit Inc.”). Summit Inc. was formed as a Delaware corporation on September 23, 2014. Its sole material asset is a controlling equity interest in Summit Holdings. Pursuant to a reorganization into a holding company structure (the “Reorganization”) consummated in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries, including Summit LLC.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended January 1, 2022. The Company continues to follow the accounting policies set forth in those audited consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of October 1, 2022, the results of operations for the three and nine months ended October 1, 2022 and October 2, 2021 and cash flows for the nine months ended October 1, 2022 and October 2, 2021.

Use of Estimates—Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, valuation of deferred tax assets, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

Business and Credit Concentrations—The Company’s operations are conducted primarily across 21 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Utah, Kansas and Missouri. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of the Company’s total revenue in the three and nine months ended October 1, 2022 or October 2, 2021.

Revenue Recognition—We earn revenue from the sale of products, which primarily include aggregates, cement, ready-mix concrete and asphalt, but also include concrete products, and from the provision of services, which are primarily paving and related services.

Products: Revenue for product sales is recognized when evidence of an arrangement exists and when control passes, which generally is when the product is shipped.

Services: We earn revenue from the provision of services, which are primarily paving and related services, which are typically calculated using monthly progress based on the percentage of completion or a customer’s engineer review of progress.

The majority of our construction service contracts are completed within one year, but may occasionally extend beyond this time frame. The majority of our construction service contracts are for work that occurs mostly during the spring, summer and fall. We generally measure progress toward completion on long-term paving and related services contracts based on the proportion of costs incurred to date relative to total estimated costs at completion.

The percentage of completion method of accounting involves the use of various estimating techniques to project costs at completion, and in some cases includes estimates of recoveries asserted against the customer for changes in specifications or other disputes.

Prior Period Reclassifications—We reclassified $1.2 million of other current assets to current assets held for sale for the year ended January 1, 2022 to be consistent with the current year presentation.

2. ACQUISITIONS, DISPOSITIONS, GOODWILL AND INTANGIBLES

The Company has completed numerous acquisitions since its formation, which have been financed through a combination of debt and equity funding and available cash. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of the acquisitions. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. Goodwill acquired during a business combination has an indefinite life and is not amortized.

The following table summarizes the Company’s acquisitions by region and period:

	Nine months ended	Year ended
	October 1, 2022	January 1, 2022
West	—	—
East	1	3

The purchase price allocation, primarily the valuation of property, plant and equipment for the acquisitions completed during the nine months ended October 1, 2022, as well as the acquisitions completed during 2021 that occurred after October 2, 2021, have not yet been finalized due to the recent timing of the acquisitions, status of the valuation of property, plant and equipment and finalization of related tax returns. The following table summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Nine months ended	Year ended
	October 1, 2022	January 1, 2022
Financial assets	$—	$—
Inventories	16	2,406
Property, plant and equipment	1,877	19,668
Intangible assets	—	702
Other assets	83	98
Financial liabilities	—	(1,742)
Other long-term liabilities	(43)	(470)
Net assets acquired	1,933	20,662
Goodwill	—	—
Purchase price	1,933	20,662
Acquisition-related liabilities	—	(1,149)
Other	—	—
Net cash paid for acquisitions	$1,933	$19,513

Changes in the carrying amount of goodwill, by reportable segment, from January 1, 2022 to October 1, 2022 are summarized as follows:

	West	East	Cement	Total
Balance—January 1, 2022	$571,509	$388,585	$204,656	$1,164,750
Dispositions (1)	—	(27,084)	—	(27,084)
Foreign currency translation adjustments	(4,902)	—	—	(4,902)
Balance—October 1, 2022	$566,607	$361,501	$204,656	$1,132,764
_______________________________________________________________________
(1) Reflects goodwill derecognition from dispositions completed during the nine months ended October 1, 2022.

The Company’s intangible assets subject to amortization are primarily composed of operating permits, mineral lease agreements and reserve rights. Operating permits relate to permitting and zoning rights acquired outside of a business combination. The assets related to mineral lease agreements reflect the submarket royalty rates paid under agreements, primarily for extracting aggregates. The values were determined as of the respective acquisition dates by a comparison of market-royalty rates. The reserve rights relate to aggregate reserves to which the Company has certain rights of ownership, but does not own the reserves. The intangible assets are amortized on a straight-line basis over the lives of the leases or permits. The following table shows intangible assets by type and in total:

	October 1, 2022			January 1, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Operating permits	$36,036	$(3,739)	$32,297	$33,671	$(2,467)	$31,204
Mineral leases	15,463	(6,529)	8,934	19,927	(8,922)	11,005
Reserve rights	25,586	(3,947)	21,639	25,586	(3,329)	22,257
Other	4,810	(427)	4,383	5,481	(551)	4,930
Total intangible assets	$81,895	$(14,642)	$67,253	$84,665	$(15,269)	$69,396

Amortization expense totaled $0.8 million and $2.6 million for the three and nine months ended October 1, 2022, respectively, and $0.9 million and $2.8 million for the three and nine months ended October 2, 2021, respectively. The estimated amortization expense for the intangible assets for each of the five years subsequent to October 1, 2022 is as follows:

2022 (three months)	$959
2023	3,845
2024	3,819
2025	3,775
2026	3,726
2027	3,714
Thereafter	47,415
Total	$67,253

In the nine months ended October 1, 2022, as part of the Company's strategy to rationalize assets, the Company sold three businesses in the East segment, resulting in cash proceeds of $373.8 million and a total gain on disposition of $174.4 million.

3. REVENUE RECOGNITION

We derive our revenue predominantly by selling construction materials, products and providing paving and related services. Construction materials consist of aggregates and cement. Products consist of related downstream products, including ready-mix concrete, asphalt paving mix and concrete products. Paving and related service revenue is generated primarily from the asphalt paving services that we provide.

Revenue by product for the three and nine months ended October 1, 2022 and October 2, 2021 is as follows:

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue by product*:
Aggregates	$163,524	$160,317	$448,397	$431,201
Cement	112,489	87,645	241,858	207,953
Ready-mix concrete	189,081	183,114	530,001	525,208
Asphalt	106,804	116,364	218,083	238,674
Paving and related services	120,327	112,671	249,547	257,966
Other	60,522	57,129	172,362	151,999
Total revenue	$752,747	$717,240	$1,860,248	$1,813,001
*Revenue from liquid asphalt terminals is included in asphalt revenue.

Accounts receivable, net consisted of the following as of October 1, 2022 and January 1, 2022:

	October 1, 2022	January 1, 2022
Trade accounts receivable	$299,467	$230,714
Construction contract receivables	57,734	47,054
Retention receivables	11,633	13,094
Receivables from related parties	—	292
Accounts receivable	368,834	291,154
Less: Allowance for doubtful accounts	(4,878)	(3,928)
Accounts receivable, net	$363,956	$287,226

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are generally billed and collected within one year.

4. INVENTORIES

Inventories consisted of the following as of October 1, 2022 and January 1, 2022:

	October 1, 2022	January 1, 2022
Aggregate stockpiles	$139,330	$130,640
Finished goods	33,502	22,690
Work in process	10,245	8,277
Raw materials	19,706	19,153
Total	$202,783	$180,760

5. ACCRUED EXPENSES

Accrued expenses consisted of the following as of October 1, 2022 and January 1, 2022:

	October 1, 2022	January 1, 2022
Interest	$8,926	$22,762
Payroll and benefits	27,869	38,894
Finance lease obligations	9,697	17,624
Insurance	21,759	20,480
Non-income taxes	27,458	20,069
Deferred asset purchase payments	4,238	4,912
Professional fees	1,683	1,524
Other (1)	23,013	21,871
Total	$124,643	$148,136
_______________________________________________________________________
(1) Consists primarily of current portion of asset retirement obligations and miscellaneous accruals.

6. DEBT

Debt consisted of the following as of October 1, 2022 and January 1, 2022:

	October 1, 2022	January 1, 2022
Term Loan, due 2024:
$509.6 million and $610.0 million, net of $0.5 million and $0.7 million discount at October 1, 2022 and January 1, 2022, respectively	$509,068	$609,298
6 1/2% Senior Notes, due 2027	300,000	300,000
5 1/4% Senior Notes, due 2029	700,000	700,000
Total	1,509,068	1,609,298
Current portion of long-term debt	6,354	6,354
Long-term debt	$1,502,714	$1,602,944

The contractual payments of long-term debt, including current maturities, for the five years subsequent to October 1, 2022, are as follows:

2022 (three months)	$1,588
2023	6,354
2024	501,618
2025	—
2026	—
2027	300,000
Thereafter	700,000
Total	1,509,560
Less: Original issue net discount	(492)
Less: Capitalized loan costs	(10,285)
Total debt	$1,498,783

Senior Notes—On August 11, 2020, Summit LLC and Summit Finance (together, the “Issuers”) issued $700.0 million in aggregate principal amount of 5.250% senior notes due January 15, 2029 (the “2029 Notes”). The 2029 Notes were issued at 100.0% of their par value with proceeds of $690.4 million, net of related fees and expenses. The 2029 Notes were issued under an indenture dated August 11, 2020 (the "2020 Indenture"). The 2020 Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2020 Indenture also contains customary events of default. Interest on the 2029 Notes is payable semi-annually on January 15 and July 15 of each year commencing on January 15, 2021.

On March 15, 2019, the Issuers issued $300.0 million in aggregate principal amount of 6.500% senior notes due March 15, 2027 (the “2027 Notes”). The 2027 Notes were issued at 100.0% of their par value with proceeds of $296.3 million, net of related fees and expenses. The 2027 Notes were issued under an indenture dated March 25, 2019, the terms of which are generally consistent with the 2020 Indenture. Interest on the 2027 Notes is payable semi-annually on March 15 and September 15 of each year commencing on September 15, 2019.

As of October 1, 2022 and January 1, 2022, the Company was in compliance with all covenants under the applicable indentures.

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $345.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of the refinanced aggregate amount of term debt are due on the last business day of each March, June, September and December commencing with the March 2018 payment. The interest rate on the term loan is a variable rate, it was 5.12% as of October 1, 2022. During the nine months ended October 1, 2022, the Company repaid $95.6 million of its term loan under provisions related to divestitures of businesses. Should the Company consummate additional divestitures during the remainder of the year, additional prepayments of the term loan may be required. The unpaid principal balance is due in full on the maturity date, which is November 21, 2024.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.00% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.00% for LIBOR rate loans. The maturity date with respect to revolving credit commitments under the revolving credit facility is February 25, 2024.

There were no outstanding borrowings under the revolving credit facility as of October 1, 2022 and January 1, 2022, with borrowing capacity of $324.9 million remaining as of October 1, 2022, which is net of $20.1 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects, large leases, workers compensation claims and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Credit Agreement, should be no greater than 4.75:1.0 as of each quarter-end. As of October 1, 2022 and January 1, 2022, Summit LLC was in compliance with all financial covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the Senior Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

The following table presents the activity for the deferred financing fees for the nine months ended October 1, 2022 and October 2, 2021:

Deferred financing fees
Balance—January 1, 2022	$13,049
Amortization	(2,028)
Balance—October 1, 2022	$11,021

Balance - January 2, 2021	$18,367
Amortization	(2,510)
Write off of deferred financing fees	(2,116)
Balance -October 2, 2021	$13,741

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC Bank Canada for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.3 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of October 1, 2022 or January 1, 2022, which may be terminated upon demand.

7. INCOME TAXES

Summit LLC is a limited liability company and passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. However, certain subsidiary entities file federal, state and Canadian income tax returns due to their status as taxable entities in the respective jurisdiction. The effective income tax rate for the C Corporations differs from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) basis differences in assets divested, (3) state income taxes and the effect of graduated tax rates and

(4) various other items, such as limitations on meals and entertainment and other costs. The effective income tax rate for the Canadian subsidiary is not significantly different from its historical effective tax rate.

No material interest or penalties were recognized in income tax expense during the three and nine months ended October 1, 2022 and October 2, 2021.

8. MEMBERS’ INTEREST

Accumulated other comprehensive income (loss) —The changes in each component of accumulated other comprehensive income (loss) consisted of the following:

			Accumulated
		Foreign currency	other
	Change in	translation	comprehensive
	retirement plans	adjustments	(loss) income
Balance — January 1, 2022	$(7,243)	$(8,783)	$(16,026)
Foreign currency translation adjustment	—	(14,113)	(14,113)
Balance — October 1, 2022	$(7,243)	$(22,896)	$(30,139)

Balance — January 2, 2021	$(8,546)	$(10,037)	$(18,583)
Foreign currency translation adjustment	—	682	682
Balance — October 2, 2021	$(8,546)	$(9,355)	$(17,901)

9. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	October 1, 2022	October 2, 2021
Cash payments:
Interest	$70,184	$77,890
Payments for income taxes, net	15,888	6,694
Operating cash payments on operating leases	7,112	7,894
Operating cash payments on finance leases	890	1,722
Finance cash payments on finance leases	13,465	13,739
Non cash investing and financing activities:
Accrued liabilities for purchases of property, plant and equipment	$16,778	$12,188
Right of use assets obtained in exchange for operating lease obligations	13,302	6,476
Right of use assets obtained in exchange for finance leases obligations	258	600

10. LEASES

We lease construction and office equipment, distribution facilities and office space. Leases with an initial term of 12 months or less, including month to month leases, are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight line basis over the lease term. For lease agreements we have entered into or reassessed, we combine lease and nonlease components. While we also own mineral leases for mining operations, those leases are outside the scope of Accounting Standards Update No. 2016-2, Leases (Topic 842). Assets acquired under finance leases are included in property, plant and equipment.

Many of our leases include options to purchase the leased equipment. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. The components of lease expense were as follows:

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Operating lease cost	$2,398	$1,755	$7,181	$5,175
Variable lease cost	70	90	225	263
Short-term lease cost	11,916	12,373	31,097	30,517
Financing lease cost:
Amortization of right-of-use assets	1,235	2,168	4,598	7,835
Interest on lease liabilities	239	475	879	1,689
Total lease cost	$15,858	$16,861	$43,980	$45,479

			October 1, 2022	January 1, 2022
Supplemental balance sheet information related to leases:
Operating leases:
Operating lease right-of-use assets			$31,057	$30,150

Current operating lease liabilities			$6,481	$6,497
Noncurrent operating lease liabilities			29,945	28,880
Total operating lease liabilities			$36,426	$35,377
Finance leases:
Property and equipment, gross			$52,558	$68,982
Less accumulated depreciation			(29,204)	(31,404)
Property and equipment, net			$23,354	$37,578

Current finance lease liabilities			$9,697	$17,624
Long-term finance lease liabilities			8,246	14,982
Total finance lease liabilities			$17,943	$32,606

Weighted average remaining lease term (years):
Operating leases			9.4	9.7
Finance lease			2.6	2.3

Weighted average discount rate:
Operating leases			4.4%	4.4%
Finance leases			5.1%	5.2%

Maturities of lease liabilities, as of October 1, 2022, were as follows:
			Operating Leases	Finance Leases
2022 (three months)			$1,967	$3,870
2023			7,571	7,491
2024			6,327	2,936
2025			4,570	2,415
2026			3,459	980
2027			2,705	750
Thereafter			18,711	1,083
Total lease payments			45,310	19,525
Less imputed interest			(8,884)	(1,582)
Present value of lease payments			$36,426	$17,943

11. COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all current pending or threatened claims and litigation will not have a material effect on the Company’s consolidated financial position, results of operations or liquidity. The Company records legal fees as incurred.

In March 2018, we were notified of an investigation by the Canadian Competition Bureau (the “CCB”) into pricing practices by certain asphalt paving contractors in British Columbia, including Winvan Paving, Ltd. (“Winvan”). We believe the investigation is focused on time periods prior to our April 2017 acquisition of Winvan and we are cooperating with the CCB. Although we currently do not believe this matter will have a material adverse effect on our business, financial condition or results of operations, we are currently not able to predict the ultimate outcome or cost of the investigation.

Environmental Remediation and Site Restoration—The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company has asset retirement obligations arising from regulatory and contractual requirements to perform reclamation activities at the time certain quarries and landfills are closed. As of October 1, 2022 and January 1, 2022, $36.7 million and $37.7 million, respectively, were included in other noncurrent liabilities on the consolidated balance sheets and $4.1 million and $7.4 million, respectively, were included in accrued expenses for future reclamation costs. The total undiscounted anticipated costs for site reclamation as of October 1, 2022 and January 1, 2022 were $109.0 million and $112.4 million, respectively.

Other—The Company is obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial condition, results of operations and cash flows of the Company. The terms of the purchase commitments generally approximate one year.

12. FAIR VALUE

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified.

The fair value of contingent consideration as of October 1, 2022 and January 1, 2022 was:

	October 1, 2022	January 1, 2022
Current portion of acquisition-related liabilities and Accrued expenses:
Contingent consideration	$133	$129
Acquisition-related liabilities and Other noncurrent liabilities:
Contingent consideration	$1,208	$1,239

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and a 9.5% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. There were no material valuation adjustments to contingent consideration as of October 1, 2022 and October 2, 2021.

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of October 1, 2022 and January 1, 2022 was:

	October 1, 2022		January 1, 2022
	Fair Value	Carrying Value	Fair Value	Carrying Value
Level 1
Long-term debt(1)	$1,402,577	$1,509,068	$1,653,085	$1,609,298
Level 3
Current portion of deferred consideration and noncompete obligations(2)	12,082	12,082	12,981	12,981
Long term portion of deferred consideration and noncompete obligations(3)	22,745	22,745	32,130	32,130
(1)$6.4 million was included in current portion of debt as of October 1, 2022 and January 1, 2022.
(2)Included in current portion of acquisition-related liabilities on the consolidated balance sheets.
(3)Included in acquisition-related liabilities on the consolidated balance sheets.

The fair value of debt was determined based on observable, or Level 2, inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk. The discount rate used is generally consistent with that used when the obligations were initially recorded.

Securities with a maturity of three months or less are considered cash equivalents and the fair value of these assets approximates their carrying value.

13. SEGMENT INFORMATION

The Company has three operating segments: West, East and Cement, which are its reporting segments. These segments are consistent with the Company’s management reporting structure.

The operating results of each segment are regularly reviewed and evaluated by the Chief Executive Officer, our Company’s Chief Operating Decision Maker (“CODM”). The CODM primarily evaluates the performance of the Company’s segments and allocates resources to them based on a segment profit metric that we call Adjusted EBITDA, which is computed as earnings from operations before interest, taxes, depreciation, depletion, amortization, accretion and share-based compensation, as well as various other non-recurring, non-cash amounts. Beginning with the first quarter of 2021, the Company no longer adjusts for transaction costs, as those costs are recurring cash payments, and are included in general and administrative expenses.

The West and East segments have several subsidiaries that are engaged in various activities including quarry mining, aggregate production and contracting. The Cement segment is engaged in the production of Portland cement. Assets employed by each segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in the consolidated financial statements.

The following tables display selected financial data for the Company’s reportable business segments as of October 1, 2022 and January 1, 2022 and for the three and nine months ended October 1, 2022 and October 2, 2021:

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue*:
West	$439,411	$369,250	$1,075,393	$958,351
East	193,421	255,490	525,064	635,659
Cement	119,915	92,500	259,791	218,991
Total revenue	$752,747	$717,240	$1,860,248	$1,813,001
*Intercompany sales are immaterial and the presentation above only reflects sales to external customers.

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Income from operations before taxes	$112,480	$95,891	$320,604	$143,431
Interest expense	21,980	24,134	62,728	72,474
Depreciation, depletion and amortization	51,439	58,381	148,373	171,474
Accretion	694	701	2,110	2,177
Loss on debt financings	—	6,016	—	6,016
(Gain) loss on sale of businesses	(4,115)	113	(174,373)	(15,319)
Non-cash compensation	4,902	4,685	15,058	14,875
Other	(2,492)	363	(2,315)	682
Total Adjusted EBITDA	$184,888	$190,284	$372,185	$395,810

Total Adjusted EBITDA by Segment:
West	$98,281	$92,303	$215,617	$211,722
East	44,119	69,084	98,949	138,113
Cement	46,597	40,360	84,019	82,281
Corporate and other	(4,109)	(11,463)	(26,400)	(36,306)
Total Adjusted EBITDA	$184,888	$190,284	$372,185	$395,810

	Nine months ended
	October 1, 2022	October 2, 2021
Purchases of property, plant and equipment
West	$85,462	$85,137
East	65,116	69,469
Cement	30,503	14,852
Total reportable segments	181,081	169,458
Corporate and other	7,927	612
Total purchases of property, plant and equipment	$189,008	$170,070

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Depreciation, depletion, amortization and accretion:
West	$24,908	$24,796	$71,495	$75,287
East	15,445	22,809	48,655	66,306
Cement	10,959	10,409	27,993	28,785
Total reportable segments	51,312	58,014	148,143	170,378
Corporate and other	821	1,068	2,340	3,273
Total depreciation, depletion, amortization and accretion	$52,133	$59,082	$150,483	$173,651

	October 1, 2022	January 1, 2022
Total assets:
West	$1,625,846	$1,512,298
East	1,136,239	1,292,638
Cement	893,471	844,086
Total reportable segments	3,655,556	3,649,022
Corporate and other	444,933	386,537
Total	$4,100,489	$4,035,559

14. GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Summit LLC’s domestic wholly-owned subsidiary companies other than Finance Corp. are named as guarantors (collectively, the “Guarantors”) of the Senior Notes. Finance Corp. does not and will not have any assets or operations other than as may be incidental to its activities as a co-issuer of the Senior Notes and other indebtedness. Certain other partially-owned subsidiaries and a non-U.S. entity do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes.

There are no significant restrictions on Summit LLC’s ability to obtain funds from any of the Guarantors in the form of dividends or loans. Additionally, there are no significant restrictions on a Guarantor’s ability to obtain funds from Summit LLC or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Guarantors and the Non-Guarantors.

Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the Guarantors or Non-Guarantors operated as independent entities.

Condensed Consolidating Balance Sheets
October 1, 2022

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$417,784	$1,800	$22,651	$(4,936)	$437,299
Accounts receivable, net	884	335,650	27,517	(95)	363,956
Intercompany receivables	338,861	1,824,615	—	(2,163,476)	—
Cost and estimated earnings in excess of billings	—	30,929	2,639	—	33,568
Inventories	—	196,350	6,433	—	202,783
Other current assets	4,969	15,215	1,153	—	21,337
Total current assets	762,498	2,404,559	60,393	(2,168,507)	1,058,943
Property, plant and equipment, net	15,610	1,674,139	78,645	—	1,768,394
Goodwill	—	1,076,936	55,828	—	1,132,764
Intangible assets, net	—	62,868	4,385	—	67,253
Operating lease right-of-use assets	4,902	21,124	5,031	—	31,057
Other assets	4,467,294	198,135	875	(4,624,226)	42,078
Total assets	$5,250,304	$5,437,761	$205,157	$(6,792,733)	$4,100,489
Liabilities and Members' Interest
Current liabilities:
Current portion of debt	$6,354	$—	$—	$—	$6,354
Current portion of acquisition-related liabilities	—	12,215	—	—	12,215
Accounts payable	2,462	151,916	12,309	(95)	166,592
Accrued expenses	36,384	90,110	3,085	(4,936)	124,643
Current operating lease liabilities	834	4,892	755	—	6,481
Intercompany payables	1,646,848	514,590	2,038	(2,163,476)	—
Billings in excess of costs and estimated earnings	—	6,314	829	—	7,143
Total current liabilities	1,692,882	780,037	19,016	(2,168,507)	323,428
Long-term debt	1,492,429	—	—	—	1,492,429
Acquisition-related liabilities	—	23,953	—	—	23,953
Noncurrent operating lease liabilities	9,013	16,778	4,154	—	29,945
Other noncurrent liabilities	4,754	221,041	118,134	(164,421)	179,508
Total liabilities	3,199,078	1,041,809	141,304	(2,332,928)	2,049,263
Total members' interest	2,051,226	4,395,952	63,853	(4,459,805)	2,051,226
Total liabilities and members' interest	$5,250,304	$5,437,761	$205,157	$(6,792,733)	$4,100,489

Condensed Consolidating Balance Sheets
January 1, 2022

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$365,044	$2,264	$18,337	$(4,684)	$380,961
Accounts receivable, net	94	264,888	22,185	59	287,226
Intercompany receivables	366,619	1,746,909	—	(2,113,528)	—
Cost and estimated earnings in excess of billings	—	6,942	658	—	7,600
Inventories	—	175,211	5,549	—	180,760
Other current assets	3,036	8,920	1,107	—	13,063
Total current assets	734,793	2,205,134	47,836	(2,118,153)	869,610
Property, plant and equipment, net	10,013	1,742,721	90,174	—	1,842,908
Goodwill	—	1,104,019	60,731	—	1,164,750
Intangible assets, net	—	64,466	4,930	—	69,396
Operating lease right-of-use assets	5,612	19,693	4,845	—	30,150
Other assets	4,417,039	220,500	576	(4,579,370)	58,745
Total assets	$5,167,457	$5,356,533	$209,092	$(6,697,523)	$4,035,559
Liabilities and Members' Interest
Current liabilities:
Current portion of debt	$6,354	$—	$—	$—	$6,354
Current portion of acquisition-related liabilities	—	13,110	—	—	13,110
Accounts payable	6,284	114,405	8,095	59	128,843
Accrued expenses	55,440	94,858	2,522	(4,684)	148,136
Current operating lease liabilities	780	5,053	664	—	6,497
Intercompany payables	1,607,816	502,334	3,378	(2,113,528)	—
Billings in excess of costs and estimated earnings	—	6,960	441	—	7,401
Total current liabilities	1,676,674	736,720	15,100	(2,118,153)	310,341
Long-term debt	1,591,019	—	—	—	1,591,019
Acquisition-related liabilities	—	33,369	—	—	33,369
Noncurrent operating lease liabilities	9,647	15,101	4,132	—	28,880
Other noncurrent liabilities	5,173	227,348	118,906	(164,421)	187,006
Total liabilities	3,282,513	1,012,538	138,138	(2,282,574)	2,150,615
Total members' interest	1,884,944	4,343,995	70,954	(4,414,949)	1,884,944
Total liabilities and members' interest	$5,167,457	$5,356,533	$209,092	$(6,697,523)	$4,035,559

Condensed Consolidating Statements of Operations
For the three months ended October 1, 2022

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$—	$718,510	$37,112	$(2,875)	$752,747
Cost of revenue (excluding items shown separately below)	—	511,848	25,963	(2,875)	534,936
General and administrative expenses	9,138	27,717	1,761	—	38,616
Depreciation, depletion, amortization and accretion	822	48,442	2,869	—	52,133
Operating (loss) income	(9,960)	130,503	6,519	—	127,062
Other income, net	(147,353)	(399)	(106)	144,575	(3,283)
Interest expense (income)	35,536	(14,926)	1,370	—	21,980
(Gain) loss on sale of business	(5,120)	1,005	—	—	(4,115)
Income from operation before taxes	106,977	144,823	5,255	(144,575)	112,480
Income tax expense	1,644	4,119	1,384	—	7,147
Net income attributable to Summit LLC	$105,333	$140,704	$3,871	$(144,575)	$105,333
Comprehensive income attributable to member of Summit Materials, LLC	$95,086	$140,704	$14,118	$(154,822)	$95,086

Condensed Consolidating Statements of Operations
For the nine months ended October 1, 2022

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$—	$1,770,642	$97,972	$(8,366)	$1,860,248
Cost of revenue (excluding items shown separately below)	—	1,310,495	70,392	(8,366)	1,372,521
General and administrative expenses	42,360	85,816	5,065	—	133,241
Depreciation, depletion, amortization and accretion	2,341	139,280	8,862	—	150,483
Operating (loss) income	(44,701)	235,051	13,653	—	204,003
Other income, net	(320,069)	(1,384)	(17)	316,514	(4,956)
Interest expense (income)	103,017	(44,399)	4,110	—	62,728
Gain on sale of business	(131,721)	(42,652)	—	—	(174,373)
Income from operation before taxes	304,072	323,486	9,560	(316,514)	320,604
Income tax expense	3,025	13,985	2,547	—	19,557
Net income attributable to Summit LLC	$301,047	$309,501	$7,013	$(316,514)	$301,047
Comprehensive income attributable to member of Summit Materials, LLC	$286,934	$309,501	$21,126	$(330,627)	$286,934

Condensed Consolidating Statements of Operations
For the three months ended October 2, 2021

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$—	$686,736	$34,655	$(4,151)	$717,240
Cost of revenue (excluding items shown separately below)	—	465,966	25,121	(4,151)	486,936
General and administrative expenses	16,372	28,373	1,460	—	46,205
Depreciation, depletion, amortization and accretion	1,068	55,081	2,933	—	59,082
Operating (loss) income	(17,440)	137,316	5,141	—	125,017
Other (income) loss, net	(141,753)	(1,044)	130	147,546	4,879
Interest expense (income)	35,033	(12,276)	1,377	—	24,134
Loss on sale of business	—	113	—	—	113
Income from operation before taxes	89,280	150,523	3,634	(147,546)	95,891
Income tax expense	405	5,634	977	—	7,016
Net income attributable to Summit LLC	$88,875	$144,889	$2,657	$(147,546)	$88,875
Comprehensive income attributable to member of Summit Materials, LLC	$84,799	$144,889	$6,733	$(151,622)	$84,799

Condensed Consolidating Statements of Operations
For the nine months ended October 2, 2021

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$—	$1,735,193	$87,982	$(10,174)	$1,813,001
Cost of revenue (excluding items shown separately below)	—	1,247,002	64,518	(10,174)	1,301,346
General and administrative expenses	51,555	87,968	2,600	—	142,123
Depreciation, depletion, amortization and accretion	3,273	161,783	8,595	—	173,651
Operating (loss) income	(54,828)	238,440	12,269	—	195,881
Other income, net	(290,566)	(9,784)	(563)	296,208	(4,705)
Interest expense (income)	102,981	(34,635)	4,128	—	72,474
Gain on sale of business	—	(15,319)	—	—	(15,319)
Income from operation before taxes	132,757	298,178	8,704	(296,208)	143,431
Income tax expense	1,857	8,314	2,360	—	12,531
Net income attributable to Summit LLC	$130,900	$289,864	$6,344	$(296,208)	$130,900
Comprehensive income attributable to member of Summit Materials, LLC	$131,582	$289,864	$5,662	$(295,526)	$131,582

Condensed Consolidating Statements of Cash Flows
For the nine months ended October 1, 2022

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(109,265)	$225,563	$15,282	$—	$131,580
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(1,933)	—	—	(1,933)
Purchase of property, plant and equipment	(7,927)	(177,028)	(4,053)	—	(189,008)
Proceeds from the sale of property, plant, and equipment	—	8,033	265	—	8,298
Proceeds from the sale of a business	5,924	367,866	—	—	373,790
Other	—	(2,214)	—	—	(2,214)
Net cash (used for) provided by investing activities	(2,003)	194,724	(3,788)	—	188,933
Cash flow from financing activities:
Capital distributions to member	(102,713)	1,932	—	—	(100,781)
Loans received from and payments made on loans from other Summit Companies	402,030	(396,330)	(5,448)	(252)	—
Payments on long-term debt	(100,400)	(13,369)	—	—	(113,769)
Payments on acquisition-related liabilities	—	(12,964)	—	—	(12,964)
Distributions from partnership	(34,155)	—	—	—	(34,155)
Other	(754)	(20)	—	—	(774)
Net cash provided by (used in) financing activities	164,008	(420,751)	(5,448)	(252)	(262,443)
Impact of cash on foreign currency	—	—	(1,732)	—	(1,732)
Net increase (decrease) in cash	52,740	(464)	4,314	(252)	56,338
Cash — Beginning of period	365,044	2,264	18,337	(4,684)	380,961
Cash — End of period	$417,784	$1,800	$22,651	$(4,936)	$437,299

Condensed Consolidating Statements of Cash Flows
For the nine months ended October 2, 2021

			Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(121,357)	$304,403	$24,327	$—	$207,373
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(7,263)	—	—	(7,263)
Purchase of property, plant and equipment	(612)	(161,224)	(8,234)	—	(170,070)
Proceeds from the sale of property, plant, and equipment	—	8,168	659	—	8,827
Proceeds from the sale of a business	—	103,649	—	—	103,649
Other	—	(459)	—	—	(459)
Net cash used for investing activities	(612)	(57,129)	(7,575)	—	(65,316)
Cash flow from financing activities:
Proceeds from investment by member	29,650	2,766	—	—	32,416
Loans received from and payments made on loans from other Summit Companies	240,746	(232,861)	(8,846)	961	—
Payments on long-term debt	(304,765)	(18,393)	(644)	—	(323,802)
Payments on acquisition-related liabilities	—	(7,255)	—	—	(7,255)
Distributions from partnership	(2,500)	—	—	—	(2,500)
Other	(951)	—	—	—	(951)
Net cash used in financing activities	(37,820)	(255,743)	(9,490)	961	(302,092)
Impact of cash on foreign currency	—	—	(63)	—	(63)
Net (decrease) increase in cash	(159,789)	(8,469)	7,199	961	(160,098)
Cash — Beginning of period	401,074	10,287	10,461	(3,641)	418,181
Cash — End of period	$241,285	$1,818	$17,660	$(2,680)	$258,083